Exhibit 99.1
July 27, 2006
DTE Energy reports second quarter 2006 earnings;
Maintains 2006 earnings guidance
     DETROIT — DTE Energy (NYSE:DTE) today reported a second quarter 2006 loss of $33 million, or $0.19 per diluted share, compared with reported earnings of $29 million, or $0.17 per diluted share in the second quarter of 2005.
     The company had an operating loss for the second quarter 2006 of $1 million, or $0.01 per diluted share, compared with second quarter 2005 operating earnings of $40 million, or $0.23 per diluted share. Operating results exclude non-recurring items, certain timing-related items and discontinued operations.
     “Although this quarter’s earnings did not meet our expectations, our plan for long-term growth remains on track,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “The impact of high oil prices on our synfuel operations has created negative pressure on earnings, and Congress, despite several efforts, has not taken steps to create more certainty about the future of synfuel tax credits. We are pleased, however, that our proactive hedging of synfuel production has enabled us to protect about $1 billion of cash from synfuels from 2006 to 2009. We intend to use this cash to create value for shareholders through investments in our businesses.
     “From an operational standpoint, improvements generated from our Performance Excellence Process are starting to produce results,” Earley continued. “We have approved voluntary separations for approximately 350 employees and we remain on track to generate between $50 million and $100 million of savings for 2006 for customers and shareholders.”
     Reported earnings for the six months ended June 30, 2006, were $103 million, or $0.58 per diluted share versus $151 million or $0.87 per diluted share in 2005. Year-to-date operating earnings were $170 million, or $0.95 per diluted share, compared with $194 million, or $1.11 per diluted share in 2005. Reconciliations of reported to operating earnings for both the quarter ended and six months ended June 30, 2006 and 2005, are at the end of this news release.
Utility growth plan on track
     Construction of the new selective catalytic reduction system at Detroit Edison’s Monroe Power Plant is on schedule for mid-2007 completion. The flue gas desulfurization system project for the Monroe plant is also on schedule, with individual units planned for completion in 2008 and 2010. Together, these systems should significantly reduce emissions of nitrogen oxide, sulfur dioxide and mercury, enabling Detroit Edison to continue to supply customers with electricity from low-cost coal while minimizing environmental impact. In the first half of 2006, Detroit Edison invested $80 million in environmental projects and $420 million on other generation and distribution system improvements.
     MichCon also began work on several capital projects to benefit customers, including a gas distribution system expansion to meet growing demand in western Michigan and a gas storage expansion. In compliance with the federal Pipeline Safety Act, MichCon continues to inspect and repair its distribution system in areas of high population, with more than 170 miles of pipeline completed in 2006. In the first half of 2006, MichCon invested $52 million in these projects and other system improvements.

Non-utility value creation continues
     Power & Industrial Projects: DTE Energy continued to build its on-site, private utility services business by expanding operations with an existing customer. The company also negotiated deals for purchased power at one of its peaking plants and sales of excess gas from one of its coke batteries. In the first half of 2006, DTE Energy invested $49 million in the Power & Industrial Projects segment.
     Unconventional Gas Production: In the first half of 2006, DTE Energy drilled 75 wells and produced 10.5 billion cubic feet of natural gas equivalent (Bcfe) in its Antrim shale properties in Michigan, and is on track to drill approximately 130 wells and produce 22.4 Bcfe for the full year 2006. In its Barnett shale properties in Texas, the company successfully drilled 25 wells and produced 1.5 Bcfe in the first half of 2006, and is on track to drill 55 wells and produce 4.1 Bcfe for the full year 2006. DTE Energy invested $89 million in the Unconventional Gas Production segment in the first half of 2006.
     Fuel Transportation & Marketing: To expand its coal marketing capabilities, DTE Energy began development of a coal terminal in Chicago expected to handle 5 million tons of coal per year. In April, the company completed a project to add 14 Bcf of non-utility gas storage capacity in Michigan. In the first half of 2006, DTE Energy invested $44 million in the Fuel Transportation & Marketing segment.
Operating earnings results for the second quarter of 2006, by segment:
     Electric Utility: Operating earnings for Detroit Edison were $0.46 per diluted share versus $0.26 in the second quarter 2005. The key earnings driver was higher gross margin due to the Jan. 1, 2006, expiration of the cap on residential rates and the return of Electric Choice customers to full utility service. Second quarter 2006 reported earnings were $0.33 per diluted share, which included $0.13 per diluted share of costs to achieve Performance Excellence Process savings, compared to reported earnings of $0.24 in the second quarter of 2005.
     Gas Utility: Primarily consisting of MichCon, this segment had a seasonal operating loss of $0.05 per diluted share compared with a loss of $0.01 in the second quarter 2005. The main factor impacting earnings was lower customer gas usage due to conservation and milder weather, with 10 percent fewer heating degree days than in the second quarter of 2005.
     Power and Industrial Projects: Primarily due to reserves against the uncertain value of synfuel tax credits, this segment had an operating loss of $0.26 per diluted share versus a profit of $0.12 in the second quarter of 2005.
     Unconventional Gas Production: Operating earnings for this segment were $0.01 per diluted share, an increase of $0.01 compared with the second quarter of 2005, primarily due to higher production from the Barnett shale and the expiration of some fixed-price Antrim shale gas contracts.
     Fuel Transportation and Marketing: This segment had an operating loss of $0.07 per diluted share compared with breakeven results in the second quarter of 2005. Driving earnings higher were increased gas storage margins and reduced overhead; however, falling natural gas spot prices necessitated a timing-related lower of cost or market adjustment to reduce the value of inventory in storage, which resulted in lower overall segment earnings.
     Corporate & Other: Operating results improved by $0.04 per diluted share compared with the second quarter of 2005, primarily due to lower interest expense. This segment had an operating loss of $0.10 in the second quarter of 2006 compared with an operating loss of $0.14 in the second quarter of 2005.

Outlook for 2006
     As previously announced, DTE Energy expects 2006 operating earnings excluding synfuels of $2.41 to $2.66 per diluted share. Earnings guidance for individual segments may differ from the ranges shown in DTE Energy’s previous guidance issued April 6, 2006.
     “Based on our year-to-date performance, we are maintaining our earnings guidance excluding synfuels,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “We are also maintaining our guidance for 2006 cash flow from operations of $1.1 billion to $1.15 billion. We believe the potential reduction in synfuel cash this year can be offset by stronger cash flow from our other businesses. This internal cash generation will be an important source of funds for our future growth investments.”
Conference call and webcast information
     This earnings announcement, as well as a package of supplemental financial information, is available on the company’s website at www.dteenergy.com/investors.
     DTE Energy will conduct a conference call with the investment community at 9 a.m. EDT Friday, July 28, to discuss second quarter 2006 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The telephone dial-in numbers are (800) 946-0713 or (719) 457-2642. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1 p.m. July 28 to Aug. 11, 2006. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 7844220.
     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
     In this release, DTE Energy discusses 2006 operating earnings guidance. It is likely that certain items that impact the company’s 2006 reported results will be excluded from operating results. A reconciliation to the comparable 2006 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs and other charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward- looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, and the ability to utilize and/or sell interests in facilities producing such credits; of the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; litigation and related appeals; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2005 Form 10-K and the 2006 quarterly reports on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.

Members of the Media — For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts — For Further Information:

Marc Siwak	Dan Miner
(313) 235-8030	(313) 235-8030

DTE Energy Company
Consolidated Statement of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions, Except per Share Amounts)	2006	2005	2006	2005

Operating Revenues	$1,895	$1,941	$4,530	$4,250

Operating Expenses
Fuel, purchased power and gas	588	638	1,648	1,607
Operation and maintenance	906	927	1,927	1,820
Depreciation, depletion and amortization	221	216	446	424
Taxes other than income	83	89	175	180
Asset (gains) and losses, net (1)	127	(19)	122	(95)

	1,925	1,851	4,318	3,936

Operating Income (Loss)	(30)	90	212	314

Other (Income) and Deductions
Interest expense	134	129	267	257
Interest income	(13)	(13)	(25)	(27)
Other income	(12)	(11)	(24)	(23)
Other expenses	10	15	20	26

	119	120	238	233

Income (Loss) Before Income Taxes and Minority Interest	(149)	(30)	(26)	81

Income Tax Provision (Benefit)	(8)	5	50	43

Minority Interest (2)	(109)	(68)	(180)	(121)

Income (Loss) from Continuing Operations	(32)	33	104	159

Loss from Discontinued Operations, net of tax	(1)	(4)	(2)	(8)

Cumulative Effect of Accounting Change, net of tax	—	—	1	—

Net Income (Loss)	$(33)	$29	$103	$151

Basic Earnings per Common Share
Income (loss) from continuing operations	$(.18)	$.19	$.58	$.91
Discontinued operations	(.01)	(.02)	(.01)	(.04)
Cumulative effect of accounting change	—	—	.01	—

Total	$(.19)	$.17	$.58	$.87

Diluted Earnings per Common Share
Income (loss) from continuing operations	$(.18)	$.19	$.58	$.91
Discontinued operations	(.01)	(.02)	(.01)	(.04)
Cumulative effect of accounting change	—	—	.01	—

Total	$(.19)	$.17	$.58	$.87

Average Common Shares
Basic	177	174	177	174
Diluted	177	175	178	175
Dividends Declared per Common Share	$.515	$.515	$1.03	$1.03
(1)	Primarily represents gains and losses on the sale of interests in synfuel projects, including reserves and impairments for estimated phase-out of significant portion of value of tax credits.
(2)	Primarily represents our partners’ share of synfuel project losses.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended June 30
	2006				2005
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$57	$23	A	$81	$43	$3	E	$46
		1	B

Gas Utility	(14)	2	A	(10)	(51)	2	E	(2)
		2	B			43	B
						4	F

Non-utility Operations
Power and Industrial Projects	(35)	(1	) A	(44)	31	(11	) G	20
		(8	) C
Unconventional Gas Production	2	—		2	—	—		—
Fuel Transportation and Marketing	(13)	—		(13)	—	—		—

	(46)	(9)		(55)	31	(11)		20

Corporate and Other	(29)	12	B	(17)	10	(34	) B	(24)

Income (Loss) from Continuing Operations	(32)	31		(1)	33	7		40

Discontinued Operations	(1)	1	D	—	(4)	3	D	—
						(2	) H
						3	I

Net Income (Loss)	$(33)	$32		$(1)	$29	$11		$40

Adjustments key
A) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
B) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
C) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
D) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
E) DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
F) April 2005 MPSC gas orders	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs
G) 2006 oil price option	Mark to market on 2006 synfuel oil hedges
H) Gain on sale of Southern Missouri	Gain from the sale of Southern Missouri Gas Company
I) Gain on sale of ITC	A related adjustment from the sale of International Transmission Company

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended June 30
	2006				2005
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$.33	$.13	A	$.46	$.24	$.02	E	$.26

Gas Utility	(.08)	.01	A	(.05)	(.29)	.01	E	(.01)
		.02	B			.25	B
						.02	F

Non-utility Operations
Power and Industrial Projects	(.20)	(.01	) A	(.26)	.18	(.06	) G	.12
		(.05	) C
Unconventional Gas Production	.01	—		.01	—	—		—
Fuel Transportation and Marketing	(.07)	—		(.07)	—	—		—

	(.26)	(.06)		(.32)	.18	(.06)		.12

Corporate and Other	(.17)	.07	B	(.10)	.06	(.20	) B	(.14)

Income (Loss) from Continuing Operations	(.18)	.17		(.01)	.19	.04		.23

Discontinued Operations	(.01)	.01	D	—	(.02)	.02	D	—
						(.01	) H
						.01	I

Net Income (Loss)	$(.19)	$.18		$(.01)	$.17	$.06		$.23

Adjustments key
A) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
B) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
C) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
D) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
E) DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
F) April 2005 MPSC gas orders	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs
G) 2006 oil price option	Mark to market on 2006 synfuel oil hedges
H) Gain on sale of Southern Missouri	Gain from the sale of Southern Missouri Gas Company
I) Gain on sale of ITC	A related adjustment from the sale of International Transmission Company

DTE Energy Company
Segment Net Income (Unaudited)

	Six Months Ended June 30
	2006				2005
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$116	$31	A	$148	$98	$5	H	$103
		1	B

Gas Utility	36	4	A	38	(38)	2	H	45
		(2	) B			51	B
						30	I

Non-utility Operations
Power and Industrial Projects	(37)	(14	) C	(14)	99	(13	) J	86
		26	D
		11	E
Unconventional Gas Production	3	—		3	1	—		1
Fuel Transportation and Marketing	28	—		28	(10)	—		(10)

	(6)	23		17	90	(13)		77

Corporate and Other	(42)	9	B	(33)	9	(40	) B	(31)

Income from Continuing Operations	104	66		170	159	35		194

Discontinued Operations	(2)	2	F	—	(8)	7	F	—
						(2	) K
						3	L

Cumulative Effect of Accounting Change	1	(1	) G	—	—	—		—

Net Income	$103	$67		$170	$151	$43		$194

Adjustments key
A) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
B) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
C) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
D) 2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
E) Impairment charge	Impairment charge PepTec operations
F) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
G) Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FASB No. 123-R
H) DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
I) April 2005 MPSC gas orders	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs
J) 2006 oil price option	Mark to market on 2006 synfuel oil hedges
K) Gain on sale of Southern Missouri	Gain from the sale of Southern Missouri Gas Company
L) Gain on sale of ITC	A related adjustment from the sale of International Transmission Company

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Six Months Ended June 30
	2006				2005
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$.65	$.18	A	$.83	$.56	$.03	H	$.59

Gas Utility	.21	.02	A	.22	(.22)	.02	H	.26
		(.01	) B			.29	B
						.17	I

Non-utility Operations
Power and Industrial Projects	(.21)	(.08	) C	(.08)	.57	(.08	) J	.49
		.15	D
		.06	E
Unconventional Gas Production	.02	—		.02	.01	—		.01
Fuel Transportation and Marketing	.15	—		.15	(.06)	—		(.06)

	(.04)	.13		.09	.52	(.08)		.44

Corporate and Other	(.24)	.05	B	(.19)	.05	(.23	) B	(.18)

Income from Continuing Operations	.58	.37		.95	.91	.20		1.11

Discontinued Operations	(.01)	.01	F	—	(.04)	.04	F	—
						(.01	) K
						.01	L

Cumulative Effect of Accounting Change	.01	(.01	) G	—	—	—		—

Net Income	$.58	$.37		$.95	$.87	$.24		$1.11

Adjustments key
A) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
B) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
C) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
D) 2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
E) Impairment charge	Impairment charge PepTec operations
F) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
G) Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FASB No. 123-R
H) DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
I) April 2005 MPSC gas orders	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs
J) 2006 oil price option	Mark to market on 2006 synfuel oil hedges
K) Gain on sale of Southern Missouri	Gain from the sale of Southern Missouri Gas Company
L) Gain on sale of ITC	A related adjustment from the sale of International Transmission Company